Russell E. Anderson, CPA

Russ Bradshaw, CPA

William R. Denney, CPA

Exhibit 16.1

September 28, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Gulf & Orient Steamship Company, LTD., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Gulf & Orient Steamship Company, LTD.  dated on or about September 28, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Anderson Bradshaw PLLC

Salt Lake City, UT 84107

Sincerely,

/s/ William R. Denney

William R. Denney

Anderson Bradshaw PLLC

cc: Gulf & Orient Steamship Company, LTD.

601 South State Street

Salt Lake City, UT 84101

5296 S. Commerce Dr

Suite 300

Salt Lake City, Utah 84107

USA

(T) 801.281.4700

(F) 801.281.4701

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